CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of references to us under the headings “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Registration Statement on Form N-1A relating to the Managers AMG TSCM Growth Equity Fund (one of the series constituting Managers AMG Funds).

Philadelphia, Pennsylvania

July 23, 2010